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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 33-86314 pertaining to the CompSavings Plan for Employees of CompUSA Inc., Form S-8 No. 33-99280 pertaining to the CompUSA Inc. Deferred Compensation Plan, Forms S-8 No. 33-45339, No. 33-72718, No. 33-99282, and No.
333-18033 pertaining to the Long-Term Incentive Plan, and Form S-8 No. 333-06235 pertaining to the PCs Compleat, Inc. 1991 Stock Option Plan, of our report dated August 20, 1999, with respect to the consolidated financial statements and schedule of CompUSA Inc. included in this Form 10-K for the fiscal year ended June 26, 1999.

                                                           /s/ Ernst & Young LLP

                                                               ERNST & YOUNG LLP

Dallas, Texas
September 10, 1999